Exhibit 10.1

Execution Version

Date:	October 2, 2025

To:	HAWAII RENEWABLES, LLC (the “Company”)

From:	WELLS FARGO BANK, N.A. (“Wells Fargo”)

Re:	Framework Agreement for Commodity Swap Transactions

Dear Sir or Madam,

Wells Fargo and the Company (each a “Party” and together the “Parties”) wish to facilitate the process of entering into swap transactions between them from time to time in respect of certain quantities of soybean oil and crude oil and accordingly agree as set out in this letter agreement (this “Agreement”).

1.	Term & Exclusivity

(a)

The term of this Agreement (the “Term”) shall commence on the date on which the Company has delivered all documents required to be delivered by it pursuant to Part 3 of the Schedule to the ISDA Master Agreement and shall end on the date falling one year thereafter (subject to sub-clause (b) below) (the “Initial Term”); provided that the Term shall be automatically extended on an evergreen basis thereafter; provided further either Party may terminate this Agreement as of any date falling on or after the end of the Initial Term by providing the other Party with at least 90 calendar days’ prior written notice.

(b)	If an “Early Termination Date” is duly designated under the ISDA Master Agreement in respect of all outstanding Swap Transactions, this Agreement shall terminate on the Release Date.

(c)	Notwithstanding the termination of this Agreement, the Company agrees that it shall not, directly or indirectly:

(i)

engage in any discussions with another trading counterpart or financing provider regarding the execution of any Inventory Monetization Transaction, solicit or accept a proposal or commitment from a third party for an Inventory Monetization Transaction or otherwise permit or encourage another person to solicit or provide an inventory monetization proposal or conduct due diligence in connection with an Inventory Monetization Transaction proposal at any time prior to the date falling six months after the commencement of the Term;

(ii)

execute definitive documentation with respect to any Inventory Monetization Transaction (other than that constituted by the Transaction Documents) at any time prior the date falling 90 calendar days prior to the end of the Initial Term (or period that would be the Initial Term but for the early termination of this Agreement), and provided that it has given notice to Wells Fargo (or has received notice from Wells Fargo) pursuant to sub-clause (a) above that this Agreement shall not be automatically extended;

(iii)

receive any advance of funds (howsoever described) pursuant to any Inventory Monetization Transaction (other than that constituted by the Transaction Documents) at any time during the Initial Term (or period that would be the Initial Term but for the early termination of this Agreement).

For the avoidance of doubt, the foregoing shall not restrict or prevent the Company in any way with respect to soliciting or accepting any secured debt financing that does not constitute an Inventory Monetization Transaction. For the purposes of the foregoing, “Inventory Monetization Transaction” means a transaction pursuant to which a party advances funds to the Company against either (1) financing provided on an inventory title transfer basis or (2) an economically equivalent synthetic transaction pursuant to which the third party undertakes direct commodity price risk with respect to the relevant commodity inventory owned by the Company, in either case in relation to the Company’s inventory or supply chain of soybean oil, other renewable feedstocks and renewable hydrocarbon products at or to the Refinery, the Offsite Storage Locations or any other Approved Locations.

(d)	The Company may, from time to time, request the inclusion of additional Approved Locations for the purposes of the transactions contemplated by the Transaction Documents, in which case:

(i)

any additional Approved Tank proposed by the Company that is located at the Refinery or an existing Offsite Storage Location shall be subject to Wells Fargo’s consent, not to be unreasonably withheld, conditioned or delayed;

(ii)

any additional Approved Location proposed by the Company that is located in Hawaii or any other state of the United States and is duly licensed and capable of storing Commodities in accordance with Good Industry Practices shall be subject to Wells Fargo’s consent, not to be unreasonably withheld, conditioned or delayed; and

(iii)	any additional Approved Location proposed by the Company not falling within sub-clause (i) or (ii) above shall be considered in good faith by Wells Fargo with no obligation to accept such proposal.

(e)

Notwithstanding anything to the contrary in the Transaction Documents, a soybean oil, other feedstocks and renewable products storage and/or transportation facility or vessel shall cease to be an Approved Location for the purposes of this Agreement and the ISDA Master Agreement if (i) a Storage Facility Event or a Hazardous Event occurs with respect to such facility or vessel or (ii) in the event of a change of Storage Operator without the prior consent of Wells Fargo, not to be unreasonably withheld, conditioned or delayed; provided that to the extent a Storage Facility Event or Hazardous Event relates only to an identifiable part of an Approved Location (with the Collateral Inventory stored in the rest of that Approved Location remaining safely stored and fully accessible), the foregoing exclusion shall apply only to the part affected by that Storage Facility Event or Hazardous Event, as the case may be.

(f)

The Company may, by written notice to Wells Fargo no later than the time it delivers its Weekly Inventory Report in respect of any Weekly Observation Date, elect that one or more Approved Locations temporarily cease to constitute Approved Locations for the purposes of this Agreement and the ISDA Master Agreement, with effect from and including that Weekly Observation Date (or such earlier date as the Parties may mutually agree, which date shall also constitute a “Valuation Date” for the purposes of the CSA) until further notice.

(g)

Notwithstanding anything to the contrary in any Transaction Document, any storage and/or transportation facility or vessel that ceases to constitute an Approved Location for the purposes of this Agreement and the ISDA Master Agreement shall continue to constitute an Approved Location for the purposes of the Security Agreement until such time as Wells Fargo (acting reasonably, in good faith and promptly following the time when such facility or vessel is delisted as an Approved Location) notifies the Company either (a) that all amounts payable by the Company to Wells Fargo (if any) determined by reference to the delisting of that Approved Location have been irrevocably paid in full or (b) that the delisting of that Approved Location would not result in a “Delivery Amount” owing from the Company pursuant to the CSA (or a reduction to the “Return Amount” that would otherwise be owing from Wells Fargo to the Company) in respect of the next “Valuation Date” thereunder; provided that, notwithstanding the foregoing and for the avoidance of doubt, if any of the Collateral shall be sold, transferred or otherwise disposed of by the Company upon or after withdrawal from the relevant Approved Location, then so long as no Event of Default shall have occurred and be continuing, the lien created pursuant to the Security Agreement in such Collateral shall be automatically released.

(h)

The Parties shall use commercially reasonable efforts to negotiate and enter into (i) the LC Facility Agreement and related ancillary documents (including without limitation the Deposit Account Control Agreement) and (ii) any consequential amendments to the other Transaction Documents (including without limitation the Guaranty and the Security Agreement) to contain conforming changes to reflect the entry into the LC Facility Agreement, in each case subject to and on substantially similar economic terms to those set out in the Letter of Intent, including the attachments thereto, entered into between Wells Fargo and the Company dated June 25, 2025.

(i)

Notwithstanding anything to the contrary in the Transaction Documents, the Parties acknowledge and agree that no Swap Transactions shall be entered into hereunder unless and until the assets identified in sub-clause (j) of the definition of “Contributed Assets” have been conveyed to the Company by Par Pacific Holdings, Inc., as set out in and in accordance with the Equity Contribution Agreement, where “Equity Contribution Agreement” means that certain Equity Contribution Agreement among the Company, Par Pacific Holdings, Inc. and Alohi Renewable Energy LLC dated July 21, 2025.

(j)

No later than thirty (30) days after the date hereof (or such longer period as may be approved by Wells Fargo in its commercially reasonable discretion), the Company shall ensure that the remainder of the “Contributed Assets” have been conveyed to the Company by Par Pacific Holdings, Inc., as defined in and in accordance with the Equity Contribution Agreement.

2.	Series of Swap Transactions

(a)

Wells Fargo and the Company agree that on each Monthly Observation Date during the Term (such Monthly Observation Date being the “Trade Date” for the relevant series) they may (but neither Party shall be obliged to) enter into a series of commodity swap transactions (each a “Swap Transaction”), each evidenced by a confirmation substantially in the form attached hereto as Schedule 3 (Form of Confirmation), completed in the manner described therein, and supplementing, forming part of, and subject to the ISDA Master Agreement.

(b)	Each such series shall correspond to the calendar month immediately following the calendar month in which that Monthly Observation Date falls (the relevant “New Month”).

(c)

Each such series shall comprise a number of separate and independent Swap Transactions (without prejudice to Section 1(c) (Single Agreement) of the ISDA Master Agreement) having consecutive one-week terms, as follows:

(i)

the first such Swap Transaction in each such series shall have an Effective Date falling on that Monthly Observation Date and a Swap Valuation Date falling on the immediately following Weekly Observation Date;

(ii)

the intermediate Swap Transactions in each such series shall each have an Effective Date falling on the Swap Valuation Date of the preceding Swap Transaction and a Swap Valuation Date falling on the immediately following Weekly Observation Date; and

(iii)

the final Swap Transaction in each such series shall have an Effective Date falling on the Swap Valuation Date of the preceding Swap Transaction and a Swap Valuation Date falling on the Monthly Observation Date occurring in that New Month, and accordingly each such series shall constitute the initial Monthly Series of Swap Transactions in respect of that New Month.

(d)	The Notional Quantity in respect of each Commodity Group for each Swap Transaction entered into pursuant to sub-clause (c) above shall be an amount of that Commodity Group equal to the lower of:

(i)

the minimum forecast aggregate quantity of each Commodity composing that Commodity Group across all Approved Locations in the period (x) from (and including) the Month-Start Date (y) to (and including) the Month-End Date for the relevant Monthly Series of Swap Transactions, as set out in the most recent Monthly Inventory Forecast as of the Trade Date; and

(ii)

the amount of that Commodity Group (rounded down to the nearest integral multiple of the applicable lot size on the relevant Exchange) having a value equal to (A) the Commodity Limit; multiplied by (B) the percentage representing the pro rata volumetric proportion of the total Collateral Inventory volume (as of the relevant Month-Start Date) represented by that Commodity Group; divided by (C) the Hedged Advance Rate.

(e)	The Parties acknowledge that the aggregate of the Prepayment Amounts across each of the initial Swap Transactions of each Monthly Series will be payable on the same Prepayment Date.

3.	Incremental Swaps in Relation to Cargoes

If the Company purchases a cargo (or cargoes) of a Commodity for delivery via an Approved Vessel to the Refinery System (or, in the case of cargos for which the Company has requested Wells Fargo to issue a letter of credit, a vessel that will become an Approved Vessel immediately upon delivery of the relevant bills of lading to Wells Fargo), the Parties may agree to enter an incremental series of Swap Transactions on identical terms to the initial Swap Transactions of the then-current Monthly Series, except that:

(a)

the first such incremental Swap Transaction shall have (i) an Effective Date falling on the later of (A) the Trade Date and (B) the Business Day after the day on which the relevant vessel becomes an Approved Vessel (or the first Business Day thereafter, if such day is not a Business Day) and (ii) a Swap Valuation Date falling on the Swap Valuation Date of the Current Swap Transaction, where “Current Swap Transaction” means, as of the Effective Date of that incremental Swap Transaction, the Swap Transaction for which that date falls on or after the Effective Date and prior to the Swap Valuation Date;

(b)

the remaining incremental Swap Transactions, if any, shall have tenors equivalent to the other existing Swap Transactions, if any, in the relevant Monthly Series for which the Effective Date has not occurred;

(c)

the Notional Quantity of each Commodity Group for each incremental Swap Transaction shall be equal to the volume specified in the bill of lading of the relevant cargo where the cargo is of a Commodity of that Commodity Group, and zero otherwise (subject to an aggregate limit as set out in sub-clause 2(d)(ii) above when taken together with all other Swap Transactions of that Monthly Series);

(d)

the Fixed Price of each Commodity Group for each such incremental Swap Transaction shall be the relevant Commodity Reference Price in respect of the Effective Date for that incremental Swap Transaction for the contract month corresponding to the Swap Valuation Date or the contract month as mutually agreed upon; and

(e)

(i) the Prepayment Amount for each such incremental Swap Transaction shall be an amount equal to the Incremental Prepayment Cap (unless otherwise agreed between the Parties); (ii) if such incremental Swap Transaction relates to a cargo in connection with which Wells Fargo has issued a letter of credit, the Prepayment Date shall be the Business Day immediately following the “Ad Hoc LC Valuation Date” occurring under the CSA in relation to the relevant cargo, and otherwise the Prepayment Date shall be the second Business Day following the first “Valuation Date” under the CSA on which such cargo forms part of the “Total Commodity Inventory Volume” as defined in the CSA; and (iii) such Prepayment Amount shall be payable by Wells Fargo into the Supplier Payables Account (in aggregate with the Prepayment Amounts for each of the other incremental Swap Transactions relating to that cargo, if any), and any incremental Swap Transactions entered into pursuant to this clause 3 shall constitute part of the relevant Monthly Series for all purposes.

4.	Commodities, Inventory Reporting and Inspection

(a)	The Commodity Groups and Commodities as of the date of this Agreement are identified in Schedule 1 (Commodity Groups and Commodities) hereto.

(b)

Not later than 4:00 p.m. (New York time) on each Weekly Observation Date during the Term, the Company shall provide Wells Fargo with an inventory report (each a “Weekly Inventory Report”) in the form substantially agreed between the Parties prior to the date of this Agreement and containing the aggregate quantity of each Commodity constituting part of the Collateral Inventory in each Approved Location as of the Inventory Determination Time on that Weekly Observation Date, prepared in accordance with Good Industry Practices.

(c)

Not later than 4:00 p.m. (Hawaii time) on the Business Day immediately preceding each Monthly Observation Date during the Term, the Company shall provide Wells Fargo with an inventory report (each a “Monthly Inventory Forecast”) in the form substantially agreed between the Parties prior to the date of this Agreement and containing the Company’s good faith forecast of the Collateral Inventory in each Approved Location as of the Inventory Determination Time on each calendar day in the following twelve week period, prepared in accordance with Good Industry Practices.

(d)

Without duplication of any information requests by the Inspector appointed pursuant to sub-clause (e) herein and subject to the documented costs cap set forth therein, the Company shall provide as available the following information about the Collateral Inventory as Wells Fargo may reasonably request: the origin of any Commodity, the producer, the format of the Documents of Title (if any), the identity of any Storage Operator holding Commodities and to the extent available a material safety data sheet with respect to the Commodities.

(e)

Wells Fargo has the right to appoint an independent inspector (the “Inspector”) for the purpose of determining whether any Commodity complies with the quantity, specification and description of the Commodities contained in each Weekly Inventory Report (an “Authorized Inspection”), provided that any such Inspector shall be approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed). In connection with each Authorized Inspection:

(i)

the Company shall (A) procure the cooperation of each Affiliated Storage Operator with each Authorized Inspection and (B) use its reasonable efforts to procure the cooperation of each relevant Third Party Storage Operator with each Authorized Inspection; and

(ii)

the terms on which Wells Fargo appoint the relevant Inspector shall provide for the Inspector to carry out any Authorized Inspection in accordance with prudent business practices and in compliance with such health, safety and environmental-related policies and procedures as each relevant Storage Operator may require. The reasonable and documented costs of the Inspector in respect of (i) two Authorized Inspections in any calendar year (in an amount not to exceed $10,000 annually in the aggregate) and (ii) any Authorized Inspection at a time when an Event of Default has occurred in respect of the Company and is continuing pursuant to the ISDA Master Agreement shall be borne by the Company; and the costs of the Inspector in respect of any other Authorized Inspection shall be borne by Wells Fargo; provided that, such inspections shall not materially interfere with the ordinary course of business being conducted at such Approved Locations and shall be conducted in accordance with all Applicable Laws and permits; and provided further that the terms on which Wells Fargo appoint the relevant Inspector shall provide for: (A) the Inspector and its representatives to follow routes and paths designated by the applicable operator or security personnel employed by such operator and (B) the Inspector’s personnel and its representatives to observe Applicable Laws and all security, fire and safety directives, procedures, regulations and guidelines then in effect at such location while, in, around or about such location.

(f)	Upon any agreement between Wells Fargo and the Company to add an Approved Location for the purposes of this Agreement:

(i)

with respect to an Approved Vessel, the Company shall deliver to Wells Fargo (1) valid, accurate, complete and properly issued bills of lading, (2) certificate of origin, (3) certificates of quality and quantity, (4) location and laycan information in relation to loading and delivery and (5) such other information regarding the relevant vessel and charterparty as Wells Fargo may reasonably request, in relation to the relevant Commodity cargo;

(ii)

with respect to an Approved Location operated by an Affiliated Storage Operator, the Company shall (A) confirm the relevant Approved Tank(s) with Wells Fargo and (B) provide a Creditor Acknowledgement upon the date of inclusion of such Approved Location; and

(iii)

with respect to an Approved Location operated by a Third Party Storage Operator (other than an Approved Vessel), the Company shall (A) confirm the relevant Approved Tank(s) with Wells Fargo, (B) promptly (and in any event within five Business Days) send the relevant Storage Operator a Creditor Notice, (C) use commercially reasonable efforts to procure that such Third Party Storage Operator enters into a corresponding Creditor Acknowledgement with the Company and Wells Fargo within 30 calendar days and (D) promptly provide Wells Fargo with copies of, or procure Wells Fargo direct access to, all tank or other inventory reports provided by that Third Party Storage Operator to the Company in respect of the relevant Approved Location(s).

(g)

Notwithstanding anything to the contrary in this Agreement or the ISDA Master Agreement, no Storage Facility Event or Event of Default shall be deemed to have occurred under any Transaction Document as a result of the Company failing (after having used its commercially reasonable efforts) to deliver to Wells Fargo a duly executed Creditor Acknowledgement from a Third Party Storage Operator by the date falling 30 calendar days after (i) the date of this Agreement (in the case of the Initial Creditor Acknowledgements) or (ii) the date of agreement between Wells Fargo and the Company to add a new Approved Location (in the case of any subsequent Creditor Acknowledgements); provided that with effect from and including the first Weekly Observation Date following such deadline, each Approved Location for which the Company has not delivered to Wells Fargo a Creditor Acknowledgement duly executed by the Company and the relevant Third Party Storage Operator or has not paid or posted a letter of credit or a surety bond pursuant to sub-clause 4(h) below shall constitute an “Unacknowledged Location” for the purposes of the CSA.

(h)

If the Company has not delivered a duly executed Creditor Acknowledgement that it is required to deliver pursuant to clause 4(f)(iii) for a relevant Approved Location operated by a Third Party Storage Operator within 30 days of such Approved Location’s inclusion to Wells Fargo (the “Creditor Acknowledgement Due Date”), then the Company shall (as elected by the Company) either (i) pay to Wells Fargo an amount equal to three months of storage fees for such Unacknowledged Location (as determined based on a historical average supported by such evidence as Wells Fargo may reasonably request from time to time) upon the Creditor Acknowledgement Due Date, which Wells Fargo will repay to the Company upon the earlier to occur of (A) two Business Days after the Company’s delivery of a duly executed Creditor Acknowledgement to Wells Fargo or (B) the termination of this Agreement; or (ii) deliver to Wells Fargo a letter of credit or a surety bond on terms and issued by a bank acceptable to Wells Fargo (acting in good faith and in a commercially reasonable manner) in an amount equal to three months of storage fees for such Unacknowledged Location (as determined based on a historical average).

5.	Specified Schedule Changes

The Parties agree that, notwithstanding anything to the contrary herein, the Parties may amend any item on any Schedule to this Agreement (each a “Specified Schedule” and, collectively, the “Specified Schedules”) from time to time in accordance with the following procedures (each such amendment, a “Specified Schedule Change”):

(a)

Each Specified Schedule Change shall be evidenced by email exchange initiated by one Party and subsequently acknowledged and agreed by the other Party, which email shall specifically reference the item being changed and indicate the nature of the Specified Schedule Change (which may include the removal or addition of or change to a Commodity Group or a Commodity, including the removal or addition of or change to the description or information of a Commodity Group or a Commodity, on Schedule 1 (Commodity Groups and Commodities), the removal or addition of or change to an Approved Location, including Approved Tanks, Approved Vessel, and Offsite Storage Locations, on Schedule 2 (Approved Locations), or a change to Annexes on Schedule 3 (Form of Confirmation)), and the effective date of such Specified Schedule Change. A Specified Schedule Change shall only be effective to bind the Parties when mutually agreed, as evidenced by email confirmation and with effect from and including the next Weekly Observation Date to occur after such email confirmation.

(b)

An exchange of emails, delivered to the Parties to the emails indicated in Part 4(a) (Addresses for Notices) of the Schedule to the ISDA Master Agreement and complying with the terms of this clause 5 shall (notwithstanding anything to the contrary herein) constitute an amendment of relevant Specified Schedule with respect to the Specified Schedule Change memorialized in such emails.

6.	Structuring Fee and Transaction Costs

The Company shall pay to Wells Fargo:

(a)	the Structuring Fee; and

(b)	the WF Expenses,

in each case on the date of this Agreement.

7.	Transaction Fee

(a)

In respect of each Swap Transaction entered into pursuant to this Agreement, the Company shall pay to Wells Fargo the Transaction Fee, as defined in and determined in accordance with the Fee and Expense Letter.

(b)

Each payment by the Company of a part of the Transaction Fee shall be deemed to be an amount payable pursuant to a Transaction subject to the ISDA Master Agreement for the purposes of “Multiple Transaction Payment Netting” as defined therein.

8.	Representations

8.1	Mutual Representations. Each Party make the following representations and warranties to the other Party on the date of this Agreement:

(a)	it is an “Eligible Contract Participant” as defined in Section 1a(18) of the Commodity Exchange Act, as amended from time to time, and any successor statute;

(b)	it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and in good standing under such laws;

(c)

it has the corporate, governmental or other legal capacity, authority and power to execute and deliver the Transaction Documents and to perform its obligations under this Agreement and the other Transaction Documents and has taken all necessary action to authorize the foregoing;

(d)

the execution, delivery and performance of the Transaction Documents and the performance of its obligations thereunder and the consummation of the transactions contemplated thereby do not violate or conflict with (i) any Applicable Law, in any material respect, (ii) any provision of its constitutional documents, (iii) any order or judgment of any court or Governmental Authority applicable to it or any of its assets or (iv) any material contractual restriction binding on or affecting it or any of its assets; except, in the case of sub-clauses (i), (iii) and (iv) of this sub-clause (d), where such violation or conflict would not reasonably be expected to have a Material Adverse Effect;

(e)

its obligations under the Transaction Documents constitute its legal, valid, and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law);

(f)	it is not relying upon any representations of the other Party other than those expressly set forth in this Agreement or the other Transaction Documents;

(g)

it has entered into this Agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise), on an arm’s length basis and with a full understanding of the material terms and risks of the same and is capable of assuming those risks;

(h)

it has made its trading and investment decisions (including their suitability) based upon its own judgment and any advice from its advisors as it has deemed necessary and not in reliance upon any view expressed by any other Party; and

(i)

it (or, if it is disregarded as an entity separate from another person for U.S. federal income tax purposes, then such other person) is a “United States person” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986 (as amended)).

8.2	Monthly Company Representations. The Company makes the following representations and warranties to Wells Fargo on the date of this Agreement and each Monthly Observation Date:

(a)

subject to the cure rights of the Company under Clause 9(n), all written factual information prepared by or, if directed by the Company, on behalf of the Company and furnished to Wells Fargo for purposes of or in connection with this Agreement or any Swap Transaction contemplated hereby (other than any information to which the Company represents in accordance with clause 8.3(a) below) is true and accurate in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary to make such furnished information (taken as a whole), in light of the circumstances under which such information was provided, not misleading in any material respect at such time, other than (i) any financial statements, as to which the Company represents and warrants that such financial statements fairly present in all material respects the financial condition and results of operations for the persons and period covered thereby, and (ii) any projections provided by the Company, as to which the Company represents only that such information was prepared in good faith by management of the Company on the basis of the information available to management of the Company as of the relevant time and assumptions believed by such management to be reasonable as of the time made, it being understood that actual future performance may differ from projections and the differences may be material;

(b)

there are no past due Taxes owed by the Company, other than (i) as may be contested in good faith pursuant to appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been accrued in the Company’s financial statements or (ii) to the extent that such past due Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c)

to the knowledge of the Company, the Company is not in default under, and has not received a notice of default under, any contract, agreement, lease or any other document or instrument binding on the Company which is continuing and which, if not cured, would reasonably be expected to have a Material Adverse Effect within the meaning of sub-paragraphs (a)(ii) or (b) of the definition of that term, other than as disclosed in writing to Wells Fargo promptly after becoming aware of such event or circumstance;

(d)

to the knowledge of the Company, it is in compliance with all Applicable Laws, including all orders and other restrictions imposed by any Governmental Authority, in respect of the conduct of its business and the ownership and operation of its properties (including compliance with all applicable Environmental Laws), except where such failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and

(e)

to the knowledge of the Company, no Material Adverse Effect has occurred with respect to the Company since the date of its most recent audited financial statements delivered to Wells Fargo pursuant to the ISDA Master Agreement, except as disclosed in writing by the Company to Wells Fargo.

8.3	Weekly Company Representations. The Company makes the following representations and warranties to Wells Fargo on the date of this Agreement and each Weekly Observation Date:

(a)

subject to the cure rights of the Company under Clause 9(n), the Weekly Inventory Report and any other written factual information relating to the Collateral as of that Weekly Observation Date, including without limitation the composition, specification, location or valuation thereof, is true and accurate in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary to make such furnished information (taken as a whole), in light of the circumstances under which such information was provided, not misleading in any material respect at such time (provided that to the extent such written factual information incorporates or relies on information provided to the Company by a Third Party Storage Operator or other non-Affiliate third party, the Company will not be deemed to have made any misrepresentation hereunder as a result of a material misstatement or omission in such third-party information if it was not actually aware of such material misstatement or omission);

(b)

the Company is not aware of any written allegation (whether or not substantiated) of any crime, fraud, misrepresentation or material error adversely affecting any documents (including warehouse receipts or other Documents of Title) issued by it or any Storage Operator in relation to any Collateral (as defined in the Security Agreement), other than as disclosed in writing to Wells Fargo promptly after becoming aware of such event or circumstance;

(c)

there are no past due storage, handling, carriage, labor, services or materials fees or charges owed by the Company outstanding relating to any Approved Location or any Commodities in any Approved Location, other than any Permitted Unpaid Warehouseman’s or Mechanic’s Fees;

(d)

the relevant Commodities owned by the Company in each Approved Location comprising the “BO” Commodity Group (being renewable fuel feedstocks or blends of such feedstocks), (i) are fit for the purpose of refining into renewable fuels; and (ii) to the best of the Company’s knowledge, conform to the applicable specifications required for storage at the applicable Approved Location, subject to the proviso below; and

(e)

the relevant Commodities owned by the Company in each Approved Location comprising the “CO” Commodity Group (being renewable fuels), (i) are of suitable quality and specification to be delivered in the ordinary course of business to the Company’s usual customers for the relevant Commodity and (ii) to the best of the Company’s knowledge, conform to the applicable specifications required for storage at the applicable Approved Location, subject to the proviso below;

provided that the Company shall not be deemed to have made any misrepresentation hereunder pursuant to sub-clause (d) or (e) above if the degradation in value of the relevant Commodities due to such circumstance or failure to meet the applicable standard represents less than 1% of the prevailing value of the entire Collateral Inventory (but for such degradation).

9.	Company Covenants

The Company hereby undertakes to Wells Fargo on the date of this Agreement that at all times prior to the Release Date that it shall:

(a)

continue to pay all storage, handling, carriage, labor, services and materials fees and charges and any other amounts due and payable by the Company to any Storage Operator holding any part of the Collateral Inventory or any other person owning, operating or performing work in relation to the Collateral Inventory or any Approved Location; provided that the Company shall not be deemed to have breached the foregoing undertaking in respect of any Permitted Unpaid Warehouseman’s or Mechanic’s Fees;

(b)

use commercially reasonable efforts to ensure that the Collateral Inventory comprising the “BO” Commodity Group (being renewable fuel feedstocks or blends of such feedstocks), (i) is fit for the purpose of refining into renewable fuels; and (ii) conforms to the applicable specifications required for storage at the applicable Approved Location, subject to the proviso below;

(c)

use commercially reasonable efforts to ensure that the Collateral Inventory comprising the “CO” Commodity Group (being renewable fuels), (i) is of suitable quality and specification to be delivered in the ordinary course of business to the Company’s usual customers for the relevant Commodity and (ii) conforms to the applicable specifications required for storage at the applicable Approved Location, subject to the proviso below;

(d)	not grant a lien or permit to exist any Encumbrance on any of the Collateral other than Permitted Encumbrances;

(e)	in all material respects, perform its obligations under and comply with the terms of the Storage Agreements and Creditor Acknowledgements as and when such agreements are entered into by the Company;

(f)

maintain and pursue diligently all of its material rights under the Storage Agreements and Creditor Acknowledgements and take all reasonable steps to enforce its rights and any rights granted to it thereunder as and when such agreements are entered into by the Company, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(g)

not modify, amend or waive rights arising under any of the Storage Agreements or the Creditor Acknowledgements as and when such agreements are entered into by the Company without the prior written consent of Wells Fargo (other than extensions of the duration of any such agreement); provided, however, that if the Company provides Wells Fargo with prior written notice, the Company may, without the prior written consent of Wells Fargo, make such modifications, amendments or waivers, including extensions or elections under any of the foregoing, that do not materially and adversely affect Wells Fargo’s rights thereunder, or degrade, reduce or limit the standards previously applicable to the operator thereunder;

(h)

except where such failure to comply would not reasonably be expected to have a Material Adverse Effect, (i) take all reasonable action to preserve, renew and maintain in full force and effect its legal existence and good standing under the Applicable Laws of the jurisdiction of its organization and preserve the perfection of liens in favor of Wells Fargo created in connection herewith; and (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business;

(i)

comply in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect;

(j)

(i) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP in all material respects and consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company; and (ii) maintain such books of record and account in conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company, except where the failure to comply with this sub-clause (j) would not reasonably be expected to have a Material Adverse Effect;

(k)

take all reasonable action to comply with Wells Fargo’s reasonable requests, no more than once per calendar year, for copies of any documents, books or records maintained by the Company, or to discuss the Company’s affairs, finances and accounts, in each case relating to the Transaction Documents or the Company’s performance of or ability to perform the transactions contemplated thereby (without duplication of any documents, books or records requested by or provided to Wells Fargo pursuant to any other provision of the Transaction Documents);

(l)

to the extent reasonably requested by Wells Fargo, cause to be filed acknowledgements and/or releases (including without limitation, amendments or terminations of UCC financing statements), in form and substance reasonably satisfactory to Wells Fargo, confirming the release of any Encumbrances in favor of any lender or other creditor, other than Permitted Encumbrances, that apply to any Collateral, and agrees to use commercially reasonable efforts to provide Wells Fargo with such further documentation as it may reasonably request in order to confirm the foregoing;

(m)

promptly notify Wells Fargo (unless prohibited by Applicable Law) upon becoming aware of any (i) Storage Facility Event or Hazardous Event, (ii) fraud or serious crime committed by, (iii) material adverse event affecting the business or creditworthiness of, or (iv) actual or threatened (in writing) bankruptcy, insolvency, receivership or similar proceedings by or against, the owner or operator of any Approved Location storing or holding possession or control of the relevant Commodities owned by the Company, other than any such matter affecting a Storage Operator that has been disclosed by that Storage Operator (publicly or to Wells Fargo) or has otherwise become generally known to the public;

(n)

promptly notify Wells Fargo upon becoming aware of any material misstatement or omission contained in any written factual information provided by or on behalf of it to Wells Fargo for purposes of or in connection with this Agreement or any Swap Transaction contemplated hereby, following which (i) the Company shall consult with Wells Fargo (each acting in good faith and in a commercially reasonable manner) as to the rectification of such misstatement or omission, (ii) the “Valuation Agent” (as defined in the CSA) shall determine the amount that would have been transferable between the Parties in respect of the immediately preceding “Valuation Date” (as defined in the CSA) on the basis of the corrected information and (iii) one Party shall promptly pay to the other Party the amount necessary to account between them for the difference between (A) such amount and (B) the amount actually transferred on the immediately preceding Valuation Date; unless such amount is less than the Minimum Transfer Amount (as defined in the CSA) (and, without prejudice to any proviso to clause 8.2(a) or 8.3(a), the Company will be deemed not to have made any misrepresentation to Wells Fargo under such clauses if the Company complies with the foregoing); and

(o)

from and including the date on which the LC Facility Agreement is effective, (i) open and maintain the Supplier Payables Account and (ii) pay such amounts into the Supplier Payables Account as are necessary, together with the amounts paid or payable by it and Wells Fargo into such account pursuant to the CSA, to discharge in full its payment obligations to the supplier of any Commodity cargo to whom Wells Fargo issues a letter of credit pursuant to the LC Facility Agreement, no later than the second Business Day prior to the due date for such payment to the relevant supplier, provided that the Company shall not be deemed to have breached its covenants pursuant to sub-clause (b) or (c) above if the degradation in value of the relevant Commodities due to such circumstance or failure to meet the applicable standard represents less than 1% of the prevailing value of the entire Collateral Inventory (but for such degradation).

10.	Company Insurance Policies

(a)

At all times during the Term, the Company shall maintain the following insurances in full force and effect with insurance companies rated not less than A- VII by A.M. Best (or otherwise reasonably acceptable to Wells Fargo):

(i)	Cargo Stock throughput coverage in an amount sufficient to cover the replacement cost of Collateral Inventory at each Approved Location;

(ii)

Commercial general liability coverage which includes bodily injury, property damage, contractual liability, cross suit liability, sudden and accidental pollution liability, and products and completed operations liability coverage in a minimum amount of USD 1,000,000 per occurrence and USD 2,000,000 in the aggregate;

(iii)	Commercial automobile liability coverage in a minimum amount of USD 1,000,000 combined single limit for all owned/hired/non-owned vehicles;

(iv)

Workers’ compensation coverage in the amount required by Applicable Law, and  employer’s liability coverage with a minimum amount of USD 1,000,000 per accident, USD 1,000,000 per disease, and USD 1,000,000 per employee; and

(v)

Umbrella/excess liability coverage providing coverage with respect to the coverage required under sub-clauses (ii), (iii), and (iv)(B) above in a minimum amount of USD 100,000,000 per occurrence and in the aggregate.

(b)

As soon as reasonably practicable following the renewal or entry into a new insurance policy or otherwise upon request by Wells Fargo, the Company shall provide a certificate of insurance (in form and substance satisfactory to Wells Fargo) evidencing that the required coverages are in place.

(c)

The Company shall provide Wells Fargo with at least 30 calendar days’ notice prior to any cancellation or expiry (without replacement) of any insurance policy or coverage limit referred to in sub-paragraph (a) above.

(d)	The Company shall comply with all notice and reporting requirements in the foregoing policies and timely pay all premiums.

(e)	The Company shall be responsible for any deductibles or retentions that are applicable to the insurance required pursuant to this clause.

(f)	The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement or the other Transaction Documents.

(g)

The Company shall use commercially reasonable efforts to ensure that at all times Wells Fargo shall be named as an additional insured, lender loss payee and/or loss payee, as applicable, with respect to the property and casualty policies maintained by the Company in accordance with this clause.

(h)	The Company must ensure that at all times each Approved Location is expressly named as a location subject to the Cargo Stock throughput policy described at sub-clause (a)(i) above.

11.	Trade Controls, Sanctions and Boycotts

(a)

Notwithstanding anything to the contrary herein, nothing in this Agreement, the ISDA Master Agreement or any Confirmation is intended, and nothing herein should be interpreted or construed, to induce or require either party hereto to act in any manner (including taking or failing to take any actions in connection with a Swap Transaction) which is penalized or prohibited under any laws, regulations, decrees, ordinances, orders, demands, requests, rules or requirements of the United States of America applicable to such party which relate to international boycotts of any type.

(b)

Notwithstanding anything to the contrary herein, neither party shall be obliged to perform any obligation otherwise required by this Agreement, the ISDA Master Agreement or any Swap Transaction (including, without limitation, an obligation to (i) perform, deliver, accept, sell, purchase, pay or receive monies to, from, or through any person, or (ii) engage in any other acts) if such actions would be in violation of, or expose such party to punitive measures under, any laws, regulations, decrees, ordinances, orders, demands, requests, rules or requirements of the United States of America, the European Union, any EU Member State, the United Kingdom, any other country or the United Nations applicable to that party relating to Sanctions, Anti-Money Laundering Laws, Anti-Corruption Laws, foreign trade controls, export controls, non-proliferation, anti-terrorism and similar laws.

(c)

Each Party represents and warrants to the other party on the date of this Agreement, and shall be deemed to represent and warrant on each Weekly Observation Date, that it is not the subject of any Sanctions or located, organized or resident in a country or territory that is the subject of Sanctions and that it has instituted, maintains and, to its knowledge, complies with policies, procedures and controls reasonably designed to prevent violations of Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws to which it is subject. Neither Party shall knowingly engage in any transaction or activity hereunder that is prohibited by applicable Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise knowingly cause the other Party to be in violation of Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws except to the extent permitted by law. Each Party represents to the other Party that neither it nor, to its knowledge, any of its Subsidiaries is on any list of targets identified or designated pursuant to any Sanctions, is owned or controlled by persons on such lists, has any assets in any target on such lists or is the target of any territorial or country-based Sanctions program.

12.	Payment and Tax

(a)	All payments made by each Party to the other Party under this Agreement (including the Structuring Fee, WF Expenses and each component of the Transaction Fee) shall be:

(i)

deemed to be payments made under the ISDA Master Agreement for the purposes of Section 2(d) (Deduction or Withholding for Tax) thereof (and except as otherwise provided in Section 2(d) of the ISDA Master Agreement with respect to any Indemnifiable Tax (as defined in the ISDA Master Agreement) imposed on such payment, the amount of any deductions or withholdings thereon required by Applicable Law shall be treated for all purposes of the Transaction Documents as having been paid to the person in respect of which such deductions or withholdings were made); and

(ii)	made in immediately available cleared funds on the due date (subject, in the case of the Transaction Fee, to “Multiple Transaction Payment Netting” for the purposes of the ISDA Master Agreement).

(b)

Each Party shall, and shall cause its Affiliates to, provide all such information as the other Party may reasonably require to enable it to comply with its Tax obligations under the Transaction Documents and reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns and any audit, examination or other proceeding with respect to Taxes.

13.	Indemnification; Limitation of Liability

(a)

Subject to sub-clause 13(b) below, the Company agrees to indemnify, defend and hold harmless Wells Fargo, and its directors, officers, employees, agents and permitted assigns, from and against all claims, losses, liabilities, damages, judgments, awards, fines, penalties, costs and expenses (including reasonable and documented attorneys' fees and disbursements actually incurred) directly caused by:

(i)	any breach of representation or warranty or failure to perform any covenant or agreement herein by the Company;

(ii)	any violation of Applicable Law by the Company;

(iii)	the Company’s failure to comply with its obligations under the terminaling, pipeline and lease agreements underlying the Storage Agreements;

(iv)	the Company’s gross negligence or willful misconduct;

(v)

injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by the Company or its employees, representatives, agents or contractors in exercising any rights or performing any obligations under this Agreement or any other Transaction Document; or

(vi)

actual or alleged presence or release of Environmental Hazards in connection with the Transaction Documents or the transactions contemplated thereby, or any liability under any Environmental Law related in any way to or asserted in connection with the Transaction Documents or the transactions contemplated thereby;

provided that such indemnity shall not be available to the extent that such claims, losses or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, fraud or willful misconduct of Wells Fargo. Indemnification under this clause 13 shall survive termination of this Agreement.

(b)

Limitation of Liability. EXCEPT AS OTHERWISE PROVIDED HEREIN, NO PARTY SHALL BE REQUIRED TO PAY OR BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES (WHETHER OR NOT ARISING FROM ITS NEGLIGENCE) TO ANY OTHER PARTY ARISING FROM, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY SWAP TRANSACTION; PROVIDED, HOWEVER, THAT NOTHING IN THIS PROVISION SHALL AFFECT THE ENFORCEABILITY OF THIS AGREEMENT. IF AND TO THE EXTENT ANY PAYMENT REQUIRED TO BE MADE PURSUANT TO THIS AGREEMENT IS DEEMED TO CONSTITUTE LIQUIDATED DAMAGES, THE PARTIES ACKNOWLEDGE AND AGREE THAT SUCH DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT SUCH PAYMENT IS INTENDED TO BE A REASONABLE AND GENUINE PRE-ESTIMATE AND APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES AND NOT A PENALTY.

(c)

The Company’s obligations to defend, indemnify, and hold Wells Fargo harmless under the terms of the Transaction Documents shall not vest any rights in any third party (except as expressly provided for in this clause 13), nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in the Transaction Documents.

(d)

Each Party agrees to notify the other as soon as practicable after receiving notice of any claim or suit brought against it within the indemnities of this Agreement, shall furnish to the other the complete details within its knowledge and shall render all reasonable assistance requested by the other in the defense; provided that, the failure to give such notice shall not affect the indemnification provided hereunder, except to the extent that the Company is materially adversely affected by such failure. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other of any obligations hereunder.

(e)

The Company shall pay all reasonable, documented, out‑of‑pocket expenses incurred by Wells Fargo and its Affiliates in connection with the enforcement of Wells Fargo’s rights under or in connection with this Agreement and the other Transaction Documents.

14.	Confidentiality

Each Party agrees that the Transaction Documents and all material, non-public information regarding each Party delivered to the other Party hereunder, its respective operations, assets, and existing and contemplated business plans, trading strategies and blending strategies (“Confidential Information”) shall be treated by the receiving Party in a confidential manner, and shall not be disclosed by the receiving Party to any third party, except:

(a)	to its attorneys and other professional advisors, accountants, auditors, consultants, employees, directors and officers, and to its banks, lenders, and insurance providers;

(b)	to its Subsidiaries and Affiliates;

(c)	as may be required by court order or Applicable Law, as requested by a Governmental Authority, or as required by any stock exchange on which a Party’s or its Affiliate’s shares are listed;

(d)	as may be required by regulatory authorities, so long as such authorities are informed of the confidential nature of such information;

(e)

as may be required by statute, judicial decision, or judicial or administrative order, rule, or regulation or by any Governmental Authority pursuant to any subpoena or other legal process; provided that (i) prior to any disclosure under this sub-clause (e), the disclosing party agrees to provide the other party with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the other party pursuant to the terms of the applicable statute, judicial decision, or judicial or administrative order, rule, or regulation or subpoena or other legal process and (ii) any disclosure under this sub-clause (e) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation or subpoena or other legal process;

(f)	as may be agreed to in advance in writing by the other party;

(g)	as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by a party);

(h)

as to the economic terms of a proposed transaction to third parties: (i) as may be necessary to accomplish the execution, processing, clearing, settlement or trade reporting of a transaction required by law, regulation or contract, or (ii) to accomplish any risk management purpose including establishing or adjusting one or more anticipatory hedges or other positions intended to manage or mitigate relevant market risk, liquidity risk and/or counterparty credit exposure (on an individual transaction or portfolio basis, in the same or related product), for the Company that may be generated by one or more transactions; or

(i)

in connection with any litigation or other adversary proceeding involving parties hereto, which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Transaction Documents; provided that prior to any disclosure to any third party under this sub-clause (i) with respect to litigation involving any third party, the disclosing party agrees, to the extent practicable and in conformance with any relevant court order and Applicable Law, to provide the other party with prior written notice thereof;

provided that, notwithstanding anything herein to the contrary, the Parties (and their respective employees, representatives or other agents) are authorized to disclose to any person the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Parties relating to that treatment and structure, without the Parties imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.

15.	Governing Law and Jurisdiction

(a)

THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE.

(b)

EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITUATED IN THE COUNTY OF NEW YORK, (WITHOUT RECOURSE TO ARBITRATION UNLESS BOTH PARTIES AGREE IN WRITING), AND TO SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DELIVERED TO THE PARTY AT THE ADDRESS INDICATED IN PART 4(a) (Addresses for Notices) OF THE SCHEDULE TO THE ISDA MASTER AGREEMENT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO PERSONAL JURISDICTION, WHETHER ON GROUNDS OF VENUE, RESIDENCE OR DOMICILE.

(c)	EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT.

16.	Definitions

For the purposes of this Agreement, capitalized terms used and not otherwise defined shall have the meanings given to them in the ISDA Master Agreement, and:

“Affiliate” means, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person;

“Affiliated Storage Operator” means, with respect to a relevant Approved Location, an Affiliate of the Company that owns or operates such Approved Location (and, to the extent required by applicable law, licensed) in the business of storing or transporting the relevant Commodity(ies) for hire and responsible for storing or transporting the relevant Commodity(ies) at the applicable Approved Location as bailee and/or warehouseman;

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended; the U.K. Bribery Act 2010, as amended; and any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which a Party (or its Subsidiaries or Affiliates, as applicable) is located or doing business;

“Anti-Money Laundering Laws” means the Applicable Law in any jurisdiction in which a party (or its Subsidiaries or Affiliates, as applicable) is located or doing business that relates to money laundering, any predicate crime to money laundering or any financial record keeping and reporting requirements related thereto;

“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority and (iii) any license, permit or compliance requirement, including Environmental Law, in each case as may be applicable to either party or the subject matter of the Agreement or this Agreement;

“Approved Location” means, subject to clauses 1(d) through (g) (Term & Exclusivity) (inclusive):

(a)	each Approved Tank at the Company’s owned or leased facilities for the storage or transportation of the Commodities subject to this Agreement:

(i)	at the Refinery; or

(ii)	at the Offsite Storage Locations;

(b)	each Approved Vessel; and

(c)	each such additional location as Wells Fargo and the Company may agree to include as Approved Locations for the purposes of the Transaction Documents;

“Approved Tanks” means the Commodity storage tanks owned and operated by the Company or by third parties as further identified and described on Schedule 2 (Approved Locations);

“Approved Vessel” means a vessel that is nominated by the Company and approved by Wells Fargo in its sole discretion in relation to a specific FOB cargo of a Commodity purchased by the Company for delivery to the Refinery System, for which Wells Fargo has received the relevant 3/3 original bills of lading in accordance with clause 4(f)(i) (Commodities, Inventory Reporting and Inspection) above (or such other documents and evidence as Wells Fargo may accept in its sole discretion, in advance of receipt of such 3/3 original bills of lading, including without limitation (a) email copies of such bills of lading and (b) tracking numbers for the relevant courier of the originals being promptly couriered to Wells Fargo; provided that if Wells Fargo does not accept the email copies and the tracking numbers in order to designate the relevant vessel as an Approved Vessel in advance of receipt of the original bills of lading, Wells Fargo shall provide an explanation to the Company upon request as to why it will not accept such other evidence);

provided further, that notwithstanding anything to the contrary express or implied elsewhere herein, Wells Fargo shall have the right to reject a vessel notwithstanding any prior acceptance of a vessel (whether originally nominated, as a substitute vessel, or in relation to any previous delivery of Commodities) (i) if such vessel is involved in any incident or more recent adverse and documented information regarding the vessel becomes available to Wells Fargo at any time up prior to Wells Fargo making a prepayment in respect of Swap Transactions relating to the relevant cargo of a Commodity, Wells Fargo requests further information from the Company regarding such incident or information and such incident or other circumstances are not resolved to the satisfaction of Wells Fargo (acting reasonably); or (ii) if the acceptance of such vessel would entail a breach of Applicable Laws applicable to Wells Fargo or to the Refinery System; or (iii) if the Company has not provided all the required documentation and information relating to such vessel when required to do so under this Agreement;

“Business Day” means a day (excluding a Saturday or Sunday) on which banks are open for general business in New York;

“Collateral” has the meaning given to it in the Security Agreement;

“Collateral Inventory” means, from time to time, the total volume of Commodities owned by the Company and subject to the security created by the Security Agreement or any other Transaction Document in favor of Wells Fargo;

“Commodity” means each of the feedstocks and renewable products identified in the table attached hereto as Part 2 (Commodity Group Constituents) of Schedule 1 (Commodity Groups and Commodities), in the column headed “Commodity”;

“Commodity Group” means each of the groups of Commodities (i) identified in the table attached hereto as Part 1 (Commodity Group Parameters) of Schedule 1 (Commodity Groups and Commodities), in the column headed “Commodity Group”;

“Commodity Limit” means $100,000,000;

“Commodity Reference Price” has, in respect of a Commodity Group and a Swap Transaction, the meaning set out in the confirmation evidencing that Swap Transaction;

“Creditor Acknowledgement” means each Initial Creditor Acknowledgement and each other agreement, in each case substantially in the form of Schedule 5 (Form of Creditor Acknowledgment) hereto, but subject to good faith and commercially reasonable consideration by the Parties of any modifications thereto as required by the applicable Storage Operator for its negotiation and execution, entered into between Wells Fargo, the Company and each applicable Storage Operator pursuant to which such Storage Operator acknowledges Wells Fargo’s security interests in the inventory owned by the Company created by the Security Agreement (as notified to it in the corresponding Creditor Notice, in the case of Third Party Storage Operators) and, in the case of Affiliated Storage Operators, agreeing that any claims against the Company shall be subordinated to Wells Fargo’s claims against the Company;

“Creditor Acknowledgement Due Date” has the meaning given to it in clause 4(h) (Commodities, Inventory Reporting and Inspection) above;

“Creditor Notice” means each notice given by the Company to a Third Party Storage Operator (substantially in the form of Schedule 4 (Form of Creditor Notice) hereto) pursuant to which such Third Party Storage Operator is provided notice of Wells Fargo’s security interests in the inventory owned by the Company created by the Security Agreement or any other Transaction Document;

“CSA” means the Credit Support Annex to the Schedule to the ISDA Master Agreement;

“Current Swap Transaction” has the meaning given to it in clause 3(a) (Incremental Swaps in Relation to Cargoes) above;

“Deposit Account Control Agreement” means the Deposit Account Control Agreement in relation to the Supplier Payables Account to be entered into between Wells Fargo and the Company;

“Document of Title” means a document of title (including any applicable electronic documents of title) (a) in a single authoritative copy which is unique, identifiable and, except as otherwise provided in Section 7-106 of the UCC, unalterable; (b) that is negotiable document of title under Section 7-104 of the UCC and satisfies the requirements of due negotiation set forth in Section 7-501 of the UCC, and, if applicable, satisfies the requirements of “control” over any electronic Documents of Title in accordance with Section 7-106 of the UCC, (c) that is issued by a Storage Operator giving the holder of that document of title a right of possession to specific lot(s) of Commodity stored in the applicable Account, which right may be transferred through endorsement of such document under Section 7-501 of the UCC or by giving “control” over such document under Section 7-106 of the UCC and (d) that constitutes a “warehouse receipt” as such term is defined at Section 1-201 of the UCC, including without limitation any holding certificate issued by a Storage Operator pursuant to a Storage Agreement or Creditor Acknowledgement;

“Effective Date” means, in respect of a Swap Transaction, the date identified as such in the confirmation evidencing that Swap Transaction, as determined in accordance with clause 2(c) (Series of Swap Transactions) above;

“Encumbrance” means any mortgage, charge, assignment (including by way of security), pledge, hypothecation, lien, right of set-off, proprietary interest, claim or interest in respect of title or ownership, right of possession or control, retention of title provision or trust (for the purpose of, or which has the effect of, granting security) or any other security interest of any kind whatsoever, or any agreement, whether conditional or otherwise, to create any of the same, or any agreement to sell or otherwise dispose of any Commodity whereby such Commodity is subject to a right, option or obligation of the Company or any Affiliate of the Company (or any person that would be an Affiliate of the Company as defined in section 14 of the ISDA Master Agreement) to acquire or re-acquire it;

“Environment” means ecological systems, living organisms (including human beings) and all or any of the following media (whether alone or in combination): ambient air; land; land covered with water; and water (including water under or within land or in pipe or sewerage systems and sea, ground and surface water);

“Environmental Hazards” means, without limitation, all or any of the following: Hazardous Materials, land contaminated by Hazardous Materials, discharges of Hazardous Materials to land, groundwater, surface and coastal waters and sewers and the sea, emissions of Hazardous Materials to air, noise exceeding applicable limits under Environmental Law, common law and statutory nuisance, trespass and negligence (with regard to Hazardous Materials), radiation, radioactive substances and materials;

“Environmental Law” means all applicable laws and regulations, directives, conventions, protocols, statutory guidance, codes of practice, and industry standards in force at any time relating to Hazardous Materials, the protection of health and safety (to the extent relating to Hazardous Materials), the Environment, or Environmental Hazards;

“Fee and Expense Letter” means that certain Fee and Expense Letter dated on or about the date hereof between the Company and Wells Fargo, as amended, modified and supplemented from time to time;

“GAAP” means generally accepted accounting practices as in effect from time to time in the United States, consistently applied;

“Good Industry Practices” means, at a particular time and as applicable to any particular Approved Location, using standards, practices, methods and procedures and exercising reasonable judgment, skill, care, diligence, prudence and foresight that would be reasonably expected to be observed by a skilled and experienced individual in carrying out the business of the Company for facilities of similar type and scale as the applicable Approved Location and under similar circumstances, in light of the facts known at the time a decision is made. For the avoidance of doubt, Good Industry Practice is not intended to be limited to the optimum practices, methods or acts to the exclusion of all others (unless such practice, method or act is the only practice, method or act that complies with Applicable Law), but rather to be a range of good and proper practices, methods and acts;

“Governmental Authority” means any federal, state, regional, local, or municipal governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor;

“Guaranty” has the meaning given to it in the Schedule to the ISDA Master Agreement;

“Hazardous Event” means (i) any breach of or failure by the Company or a Storage Operator to comply with any Environmental Law or any consent required by any Environmental Law or (ii) the occurrence of any event described by the insurance provisions known as the Institute Radioactive Contamination, Chemical, Biological, Bio-Chemical and Electromagnetic Weapons Exclusion Clause CL.370 dated 10/11/03 (RACCBE) and events covered by the Institute Cyber Attack Exclusion Clause CL.380 dated 10/11/03, if such breach, failure to comply or occurrence would have a material adverse effect on the ability of the Storage Operator to safely store or handle the Collateral Inventory in accordance with Applicable Law and Good Industry Practices (including without limitation with respect to contamination by Environmental Hazards);

“Hazardous Material” means any substance that is listed, defined, or regulated as a “hazardous material”, “hazardous waste”, “solid waste”, “hazardous substance”, “contaminant”, “pollutant” or “toxic substance” under any Environmental Law. Hazardous Material shall also include petroleum, crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas);

“Hedged Advance Rate” has the meaning given to it in the Fee and Expense Letter;

“Incremental Prepayment Cap” has the meaning given to it in the Fee and Expense Letter;

“Initial Creditor Acknowledgement” means the letter agreement among Wells Fargo, the Company and Par Hawaii Refining, LLC entered into on or about the date hereof;

“Inventory Determination Time” means 00:00:01 a.m. (Hawaii-Aleutian Standard Time) on any day;

“ISDA Master Agreement” means the ISDA 2002 Master Agreement dated as of the date hereof between Wells Fargo and the Company, as amended, modified and supplemented from time to time including pursuant to the schedules and annexes thereto which make specific reference thereto;

“LC Facility Agreement” means the Letter of Credit Facility Agreement to be entered into between Wells Fargo (as the “Issuing Bank”) and the Company (as the “Applicant”);

“Material Adverse Effect” means any event or circumstance which: (a) is materially adverse to: (i) the business, operations, assets or condition (financial or otherwise) of the Company; or (ii) the ability of the Company to perform its obligations under this Agreement or any other Transaction Document; or (b) affects the validity or enforceability of this Agreement or any other Transaction Document or any right or remedy of Wells Fargo in a manner which is materially adverse to the interests of Wells Fargo under this Agreement or any other Transaction Document;

“Month-End Date” means, in respect of a Monthly Series of Swap Transactions, the Monthly Observation Date falling in the calendar month to which that Monthly Series relates;

“Month-Start Date” means, in respect of a Monthly Series of Swap Transactions, the Trade Date for the initial Swap Transactions of that Monthly Series, being the Monthly Observation Date falling in the calendar month immediately prior to the calendar month to which that Monthly Series relates;

“Monthly Observation Date” means the last Weekly Observation Date in each calendar month during the Term; provided that the first Monthly Observation Date in the Term shall be October 3, 2025;

“Monthly Series” means a series of Swap Transactions each having their respective Swap Valuation Date falling in the same calendar month (and each having the same “Settlement Date” as specified in the relevant confirmations evidencing such Swap Transactions);

“New Month” has the meaning given to it in clause 2(b) (Series of Swap Transactions) above;

“Notional Quantity” means, in respect of a Swap Transaction and a Commodity Group, the quantity of that Commodity Group identified as such in the confirmation evidencing that Swap Transaction, as determined in accordance with clause 2(d) or 3 above (as applicable);

“Offsite Storage Locations” means the logistics terminals owned and operated by the Company or by third parties as further identified and described on Schedule 2 (Approved Locations);

“Permitted Encumbrance” means, with respect to any Collateral, (a) the lien over such Collateral in favor of Wells Fargo granted under the Security Agreement or any other Transaction Document; (b) any warehouseman’s liens or mechanic’s liens securing Permitted Unpaid Warehouseman’s or Mechanic’s Fees; (c) any lien over such Collateral in favor of an Affiliated Storage Operator or other Affiliate of the Company for unpaid storage, handling, carriage, labor, services or materials fees or charges owing to such Affiliated Storage Operator that are junior to Wells Fargo’s security interest in such Collateral as confirmed by such Affiliate in the relevant Creditor Acknowledgement; (d) Encumbrances for Taxes, assessments or governmental charges or levies not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (e) any banker’s lien or right of set-off upon bank accounts (including the Supplier Payables Account) and deposits of funds therein in favor of the relevant banks or other depositary institutions to the extent of unpaid fees, costs or expenses in relation to such accounts; and (f) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

“Permitted Unpaid Warehouseman’s or Mechanic’s Fees” means any storage, handling, carriage, labor, services and materials fees and charges and any other amounts due and payable by the Company to any Storage Operator holding any part of the Collateral Inventory or any other person owning, operating or performing work in relation to the Collateral Inventory or any Approved Location and that:

(a)	(i) are not overdue for a period of more than forty five (45) days or (ii) are being contested in good faith and by appropriate proceedings diligently conducted; and

(b)

in aggregate with any other such fees or charges owing to that person or any other such persons, (i) do not exceed $500,000 or (ii) have been fully collateralized by the Company to Wells Fargo in cash or by a letter of credit or a surety bond on terms and issued by a bank acceptable to Wells Fargo (acting in good faith and in a commercially reasonable manner);

“Prepayment Amount” has the meaning given to it in the Fee and Expense Letter;

“Prepayment Date” means, in respect of a Monthly Series of Swap Transactions, the date specified as such in the relevant confirmations evidencing such Swap Transactions;

“Refinery” means the renewable fuels manufacturing facility owned by the Company and located at 91-325 Komohana Street, Kapolei, Hawaii 96707;

“Refinery System” means, collectively, the Refinery and the Offsite Storage Locations;

“Release Date” means the first date falling on or after the end of the Term (or any Early Termination Date duly designated in accordance with the ISDA Master Agreement) on which:

(a)	there are no outstanding Swap Transactions; and

(b)	any amounts owing from the Company to Wells Fargo pursuant to the Transaction Documents have been fully and irrevocably satisfied;

“Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future statute or Executive Order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) His Majesty's Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over a party (or its Subsidiaries or Affiliates, as applicable);

“Security Agreement” has the meaning given to it in the Schedule to the ISDA Master Agreement;

“Settlement Date” means, in respect of a Monthly Series of Swap Transactions, the date specified as such in the relevant confirmations evidencing such Swap Transactions;

“Specified Schedule” has the meaning given to it in clause 5 (Specified Schedule Changes);

“Specified Schedule Change” has the meaning given to it in clause 5 (Specified Schedule Changes);

“Storage Agreement” means an agreement between the Company and a Storage Operator in respect of the storage of any Commodity in an Approved Location;

“Storage Facility Event” means that:

(a)

either Party becomes aware (i) that a Storage Operator has ceased to be authorized under Applicable Law to operate as such; or (ii) of any event or circumstance that has a material adverse effect on the ability of any Storage Operator to provide safe and secure storage of Commodities at the Approved Location in accordance with Applicable Law (including without limitation Environmental Law) and Good Industry Practices, in either case unless such event or circumstance is cured within seven calendar days;

(b)	a Storage Operator suffers an event or circumstance set out in Section 5(a)(vii) (Bankruptcy) of the ISDA Master Agreement;

(c)

a Document of Title issued by such Storage Operator ceases to be valid for the purposes of delivery in connection therewith and such Document of Title is not re-designated as valid or replaced with an equivalent and valid Document of Title within fifteen days of being declared invalid;

(d)	an Approved Location (excluding Approved Vessels) ceases to be subject to a Storage Agreement;

(e)

any Storage Operator expressly repudiates any Creditor Acknowledgement previously given by it, or otherwise disputes the rights and remedies of Wells Fargo in the Collateral Inventory held by that Storage Operator as set out in such Creditor Acknowledgement, for any reason whatsoever other than as a result of Wells Fargo’s action;

(f)	Wells Fargo notifies the Company that a Storage Operator or an Approved Vessel has been designated as an asset freeze target or in any other manner has become the subject of Sanctions;

(g)

a Storage Operator (i) invokes rights under a force majeure clause in any Storage Agreement or other contract, agreement or documentation related to the storage of any Collateral Inventory, (ii) such invocation of force majeure restricts the ability of the Company to withdraw any part of the relevant Collateral Inventory and (iii) such restriction persists for more than fourteen calendar days; or

(h)

any other event or circumstance occurs (including, without limitation, an act of piracy, civil unrest, terrorism or hostile seizure of, or expropriation of, or restriction of access to, an Approved Location or any Collateral Inventory, or compulsory acquisition of an Approved Location or any part of the Collateral Inventory) which, in the reasonable opinion of Wells Fargo, (i) has a material adverse effect on the ability of any Storage Operator to safely store or handle the Collateral Inventory, or (ii) materially adversely affects Wells Fargo’s ability to enforce its security interests under the Security Agreement, including to withdraw any Collateral Inventory from any Approved Location (provided that this sub-paragraph (ii) shall not apply to the extent the impairment affects a portion of the Collateral Inventory representing less than 1% of the prevailing value of the entire Collateral Inventory (but for such degradation) and is rectified within seven calendar days);

“Storage Operator” means each Affiliated Storage Operator and each Third Party Storage Operator;

“Structuring Fee” has the meaning given to it in the Fee and Expense Letter;

“Subsidiary” means, with respect to any person (the “parent”), (a) any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as (b) any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled by the parent or one or more subsidiaries of the parent (where for such purposes, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and all of the material policies of a person, whether through the ownership of equity interests, by contract, or otherwise);

“Supplier Payables Account” has the meaning given to it in the Fee and Expense Letter;

“Swap Valuation Date” means, in respect of a Swap Transaction, the date identified as such in the confirmation evidencing that Swap Transaction, as determined in accordance with clause 2(c) (Series of Swap Transactions) above;

“Tax” means any tax, fee, tariff or assessment imposed, assessed, or levied by any Governmental Authority, including (but not limited to) sales, use, excise, privilege, stamp, value added, customs duties, ad valorem, or property taxes; together with any penalties, fines or interest imposed by any Governmental Authority thereon;

“Third Party Storage Operator” means, with respect to a relevant Approved Location, the person that is not an Affiliate of the Company that owns or operates such Approved Location (and, to the extent required by applicable law, licensed) in the business of storing or transporting the relevant Commodity(ies) for hire and responsible for storing or transporting the relevant Commodity(ies) at the applicable Approved Location as bailee and/or warehouseman;

“Transaction Document” means each of this Agreement, the ISDA Master Agreement (including the Schedule and Credit Support Annex thereto), the LC Facility Agreement (upon its execution and delivery), each Confirmation of a Swap Transaction, the Security Agreement, the Guaranty, the Deposit Account Control Agreement (upon its execution and delivery), each Creditor Notice, each Creditor Acknowledgement and each other document or agreement designated as such by agreement in writing between the Company and Wells Fargo;

“Transaction Fee” has the meaning given to it in the Fee and Expense Letter;

“UCC” means the Uniform Commercial Code as adopted by the jurisdiction governing a Storage Operator’s document of title (and section references are to the Model Uniform Commercial Code and are intended to correspond to the same substantive provisions contained in the specific codes adopted in the controlling jurisdictions, to the extent that section references differ);

“Unacknowledged Location” has the meaning given to it in clause 4(g) (Commodities, Inventory Reporting and Inspection) above;

“USD” or “U.S. Dollars” means the lawful currency of the United States of America;

“Weekly Observation Date” means Thursday in each calendar week during the Term, or if such day is not a Business Day, then the immediately following Business Day;

“WF Expenses” means all reasonable out of pocket costs, fees and expenses incurred by Wells Fargo in its review, evaluation, negotiation and execution of the Transaction and any Transaction Documents; provided that, such amount shall not in aggregate exceed the WF Expenses Cap; and

“WF Expenses Cap” has the meaning given to it in the Fee and Expense Letter.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Agreement and returning it to us or by sending to us a letter, e-mail or facsimile substantially similar to this letter, which letter or facsimile sets forth the material terms of this Agreement and indicates agreement to those terms.

WELLS FARGO BANK, N.A.

By:/s/ Rilla Park Name: Rilla Park

Title: Authorized Signatory

Date: 9/15/2025

HAWAII RENEWABLES, LLC

By: /s/ Shawn Flores Name: Shawn Flores

Title: Chief Financial Officer

Date: October 2, 2025

[Signature Page to Framework Agreement]